EXHIBIT 99.1

Tandy Brands Provides Update on Current Events

  Announces Restructuring Plan to reduce operating expenses by $6.0 to $7.0 million in fiscal year 2014
  Provides updates on negotiations with senior lender to address covenant violation

DALLAS, March 18, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today announced a broad restructuring plan that is expected to reduce operating expenses by $6.0 to $7.0 million on an annualized basis, beginning in fiscal year 2014, and the Company provided an update on negotiations with its senior lender to address covenant violation.

"We learned some tough lessons this past holiday selling season, and today we are announcing actions to accelerate our turnaround in order to deliver sustainable profitability and enhance our competitive position going forward," said Rod McGeachy, President and Chief Executive Officer. "We plan to run a smaller, leaner, more profitable business with a lower risk profile. We intend to accomplish this by reducing complexity, including how we serve customers, manage the supply chain, and use our facilities," continued Mr. McGeachy.

Restructuring Plan

The Company announced the elements of the restructuring plan, which are expected to improve customer service, increase profits, improve working capital efficiency, and reduce overhead. The key elements of the plan include:

  Eliminating low-volume products

  Emphasizing licensed products and high volume private label products

  Reducing the amount of risk associated with the Gifts business

  Reducing corporate employee headcount by approximately 32%

  Closing or downsizing four of eight leased facilities

  Outsourcing and relocating Gifts distribution from Dallas to California

  Exiting development efforts and accelerating recognition of future expenses associated with non-core brands

"We will aggressively pursue this phase of our turnaround strategy," said Rod McGeachy. "Through these restructuring measures, we will sharpen our focus on our most profitable core products, brands and categories, simplify our SKU offerings and significantly reduce SG&A expenses associated with exiting non-core product lines. We think paring down our customer base and reducing the risk associated with the Gifts business will reduce our overall risk profile in fiscal 2014."

The Company expects net revenues to decline in fiscal 2014 while reducing operating expenses by a significantly greater percentage. The Company estimates pre-tax charges related to the restructuring will be in the range of $10.6 to $13.8 million as follows:

	Second Fiscal Quarter	Third Fiscal Quarter	Fourth Fiscal Quarter
	December 31, 2012	March 31, 2013	June 30, 2013

Inventory write-off	$6.0 - $7.0 million	$ -	$ -
Severances	$ -	$0.6 - $0.7 million	$ -
Intangibles impairment	$ -	$2.0 - $3.5 million	$ -
Other charges	$ -	$1.6 - $2.0 million	$0.4 to $0.6 million
Total	$6.0 - $7.0 million	$4.2 - $6.2 million	$0.4 to $0.6 million

"Tandy Brands has a stable core business and we expect our improved cost structure and strategic operational focus to drive positive overall performance and enhance our competitive position going forward," continued Mr. McGeachy.

Updates on negotiations with senior lender to address covenant violation

Tandy Brands confirmed it is in breach of the fixed-charge coverage covenant and is in negotiations with its senior lender to address this violation.

"Today, although we are in violation of the fixed-charge coverage covenant, we remain in compliance with the liquidity covenants with our senior lender and we expect to obtain a waiver for this covenant violation in the next few weeks," said McGeachy.

The Company expects to generate $4.0 million to $6.0 million of additional liquidity from inventory liquidation over the next four to six months in connection with the restructuring plan.

"We plan to generate immediate liquidity by selling inventories of exited product categories at prices discounted deeply below historical averages to accelerate demand," said McGeachy. "Additionally, we are working with additional capital sources to improve the amount of liquidity provided by our assets."

"While we cannot provide any assurances that the negotiation with our senior lender or our capital raising efforts will be successful, we are several weeks into due diligence with potential capital sources," said McGeachy. "The markets seem supportive of our restructuring plan and receptive to providing us with sufficiently flexible funding to achieve our profitability goals. In fact, we have begun receiving term sheets from interested parties."

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, negotiations with our senior lender, the current default under our credit agreement, our ability to secure additional or alternative capital, our ability to successfully implement certain restructuring initiatives, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

CONTACT: Tandy Brands Accessories, Inc.

         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200